EXHIBIT 16.1
March 17, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read Item 4.01 of Form 8-K dated March 13, 2025, of ImmunityBio, Inc. and are in agreement with the statements contained in paragraphs two through four under (a) Dismissal of Independent Registered Public Accounting Firm therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP